Exhibit 10.1

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT ("Agreement”) effective as of June 27, 2011 (the "Effective Date") is made and entered into by and between Sunway Technology Development Limited having its principal place of business at Room 2103, Futura Plaza, 111 How Ming Street, Kwun Tong, Hong Kong (“Seller”) and Info-Accent Sdn Bhd having its principal place of business at A-1-5 Jaya One, 72A Jalan Universiti, 46200 Petaling Jaya, Selangor, Malaysia ("Purchaser"). Seller and Purchaser may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

RECITALS

WHEREAS, Seller is the owner of the entire right, title, and interest of a certain invention entitled “DATA COMMUNICATIONS BETWEEN SHORT-RANGE ENABLED WIRELESS DEVICES OVER NETWORKS AND PROXIMITY MARKETING TO SUCH DEVICES” for which a patent application has been filed with the United States Patent and Trademark Office on June 30, 2008.

WHEREAS, Purchaser entered into an exclusive Marketing, Distribution and License Agreement (the “License Agreement”) with VyseTech Asia Sdn Bhd on April 8, 2010 and paid a one-time license fee of Ringgit Malaysia One Million Six Hundred Thousand (approximately $500,000).

WHEREAS, Seller has received notification on April 18, 2011 from the United States and Patent Office that the application has been examined and allowed for issuance as a patent.

WHEREAS, this Agreement specifically does not transfer any ownership interest in and to the continuation patent application or inventions and Seller specifically retains the entire right, title, and interest in and to the continuation patent application and to any continuations, divisions, continuations-in-part, reissues and reexaminations associated with the continuation patent application.

WHEREAS, Purchaser is desirous of acquiring said entire right, title, and interest of Seller in and to the patent application.

WHEREAS, the Parties now desire to enter into this Agreement.

NOW, THEREFORE, IN consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

DEFINITIONS

For the purpose of this Agreement, the following terms, whether in singular or in plural form, when used with a capital initial letter shall have the respective meanings as follows.

1.1

“Action” means an assertion made or a proceeding filed by a Person or one of its affiliates.

1.2

“Assigned Patent” means the issued patent and patent applications listed in Exhibit A hereto.

1.3

“Person” means any natural person, corporation, company, partnership, association, sole proprietorship, trust, joint venture, non-profit entity, institute, governmental authority, trust association or other form of entity not specifically listed herein including, without limitation, Seller or any of its affiliates, or Purchaser or any of its affiliates.

2.

PURCHASE AND SALE OF PATENT

2.1

Purchase and Sale of Patent.  Effective as of the Closing Date and subject to the fulfillment of the Parties’ obligations set forth in Sections 3.2 and 3.3 below, Seller hereby sells, assigns, transfers, and sets over unto Purchaser its entire right, title and interest in and to all of the Assigned Patent, including all past, present and future causes of actions and claims for damages derived by reason of patent infringement thereof for Purchaser’s own use and for the use of its assigns, successors, and legal representatives, to the full end of the term of each of the Assigned Patent.  To evidence the assignment of the Assigned Patent, Seller shall execute a patent assignment document (“Patent Assignment”) for the Assigned Patent.  Notwithstanding the foregoing assignment, in the event that the Closing is not consummated within sixty (60) calendar days from the Effective Date, Seller shall have the right, in its sole discretion, to terminate this Agreement including all obligations of Seller and all rights of Purchaser set forth in this Agreement.

2.2

Purchase Price.  Purchaser hereby agrees to pay to Seller, pursuant to the terms set forth in Section 3.2, the non-refundable sum of Three Million Five Hundred Thousand United States Dollars (US$3,500,000) (the “Purchase Price”).  Notwithstanding the foregoing, Seller hereby agrees to receive net payment of Three Million United States Dollars (US$3,000,000) after setting off a sum of Five Hundred Thousand United States Dollars (US$500,000) previously paid by Purchaser to VyseTech Asia Sdn Bhd as a one-`time license fee.  The Purchase Price shall be fully settled by Purchaser within sixty (60) calendar days from the Effective Date.

3.

CLOSING AND DELIVERY

3.1

The Closing.  The transaction shall be consummated at A-1-5 Jaya One, 72A Jalan Universiti, 46200 Petaling Jaya, Selangor, Malaysia on June 30, 2011 (the “Closing Date”).

3.2

Seller Deliverables.  At the closing, Seller shall deliver to Purchaser a duly executed Patent Assignment.

3.3    Purchaser Deliverables.  At the closing, Purchaser shall deliver or cause to be delivered to Seller or its affiliate the Purchase Price by wire transfer or any other mode(s) of payment as may be mutually agreed between the parties.

4.

TRANSFER OF PATENT

4.1

Patent Assignment. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all rights, title and interest it has in and to the Assigned Patent and all inventions and discoveries described therein and all rights of Seller to collect royalties under such Patent.

4.2

Assignment of Causes of Action. Effective as of the Closing Date, Seller hereby sells, assigns, transfers and conveys to Purchaser all right, title and interest it has in and to all causes of action and enforcement rights, whether currently pending, filed, or otherwise, for the Assigned Patent and all inventions and discoveries described therein, including without limitation all rights to pursue damages, injunctive relief and other remedies for past, current and future infringement of the Assigned Patent as of the Effective Date.

5.

ADDITIONAL OBLIGATIONS

5.1

Further Assurances.  Seller agrees to cooperate with Purchaser in the obtaining and sustaining of any and all such Letters Patent and in confirming Purchaser's exclusive ownership of the invention(s).  At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Assigned Patent as contemplated hereby, including without limitation execution, acknowledgment and recordation of other such papers, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transfer of ownership in and to the Assigned Patent as contemplated hereby.

5.2

Further Assistance. Subject to the terms and conditions hereof, Seller agrees, upon the reasonable request of Purchaser, to do all things necessary, proper, or advisable, including without limitation the execution, acknowledgment and recordation of specific assignments, oaths, declarations and other documents on a country-by-country basis, to assist Purchaser in obtaining, perfecting, sustaining, and/or enforcing the patent rights. Such assistance may also include providing prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, complying with any duty of disclosure, and conducting prosecution, reexamination, reissue, interference or other priority proceedings, opposition proceedings, cancellation proceedings, public use proceedings, infringement or other court actions and the like with respect to the Assigned Patent. Seller's agreement to render any of the foregoing assistance is subject to Purchaser's payment of all reasonable expenses of Seller incurred in connection therewith and the availability of Seller's personnel.

5.3

Payment of Fees. Seller shall pay any maintenance fees, annuities, and the like due on the Assigned Patent for a period of sixty (60) calendar days following the Effective Date.

6.

REPRESENTATIONS AND WARRANTIES

Seller hereby warrants to Purchaser as follows:

6.1

No Assignment.  Seller warrants that (i) no assignment of the invention(s), application or patent therefor has been made to a party other than Purchaser and (ii) there is no obligation to make any assignment of the invention(s), application, or any patent therefor to any party other than Purchaser.

6.2

Title and Contest. Seller has good and marketable title to the Assigned Patent, including without limitation all rights, title, and interest in the Assigned Patent to sue for infringement thereof. The Assigned Patent is free and clear of all liens, mortgages, security interests or other encumbrances, and restrictions on transfer. There are no actions, suits, claims or proceedings threatened, pending or in progress on the part of any named inventor of the Patent relating in any way to the Assigned Patent and Seller has not received notice of (and Seller is not aware of any facts or circumstances which could reasonably be expected to give rise to) any other actions, suits, investigations, claims or proceedings threatened, pending or in progress relating in any way to the Patent. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any Person to acquire the Assigned Patent.

6.3

Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent as a result of the transaction contemplated in this Agreement, or any prior transaction related to the Assigned Patent.

6.4

Payment of Fees Due.  Seller has paid all fees due on the Assigned Patent to the United States Patent and Trademark Office as of the Effective Date of this Agreement.

7.

MISCELLANEOUS

7.1

No Representation or Warranty. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER THAT THE PATENT COVERED BY THIS AGREEMENT ARE EITHER VALID OR ARE INFRINGED BY ANY OTHER PARTIES.

7.2

Limitation on Consequential Damages. EXCEPT IN THE CASE OF FRAUD BY SELLER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, OR ANY OTHER INDIRECT OR SPECIAL, CONSEQUENTIAL, PUNITIVE OR INCIDENTAL DAMAGES, HOWEVER CAUSED, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT

7.3

Limitation of Liability. EXCEPT IN THE CASE OF FRAUD BY SELLER, IN NO EVENT SHALL EITHER PARTY' S TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE PURCHASE PRICE. THE PARTIES ACKNOWLEDGE THAT THESE LIMITATIONS ON POTENTIAL LIABILITIES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

7.4

Confidentiality of Terms. The parties hereto shall keep the terms and existence of this Agreement and the identities of the parties hereto confidential and shall not now or hereafter divulge any of this information to any third party except: (a) with the prior written consent of the other party, such consent shall not be unreasonably withheld; (b) as otherwise may be required by law or legal process, including in confidence to financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating parties; or (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with financial transactions; provided that, in (b) through (d) above, (i) the disclosing party shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order whenever appropriate or available; and (ii), other than disclosures pursuant to subsection (d) above, the disclosing party shall provide the other party with at least ten business (10) days prior written notice of such disclosure.

7.5

Governing Law.   This Agreement shall be governed and construed in accordance with the laws of Hong Kong.

7.6

Severability.   If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provisions were not contained herein.

7.7

Indemnification.  Each party to this Agreement, shall indemnify and hold harmless each other party at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any misrepresentations, breach of covenant or warranty or non-fulfillment of any agreement on the part of such party under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished to a party hereunder. Subject to the terms of this Agreement, the defaulting party shall reimburse the other party or parties on demand, for any reasonable payment made by said parties at any time after the Closing, in respect of any liability or claim to which the foregoing indemnity relates, if such payment is made after reasonable notice to the other party to defend or satisfy the same and such party failed to defend or satisfy the same.

7.8

Entire Agreement; Waiver of Breach.   This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understanding among them in respect of the subject matter hereof, and there are no other agreements, written or oral, nor may the Agreement be modified except in writing and executed by all of the parties hereto; and no waiver of any breach or condition of this Agreement shall be deemed to have occurred unless such waiver is in writing, signed by the party against whom enforcement is sought, and no waiver shall be claimed to be a waiver of any subsequent breach or condition of a like or different nature.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SUNWAY TECHNOLOGY DEVELOPMENT LIMITED

INF0-ACCENT SDN BHD

/s/  Rohaya Rahim

/s/  Chong Aik Fun

Name:  Rohaya Rahim

Name:  Chong Aik Fun

Title: Chief Operating Officer

Title:  Chief Executive Officer

Exhibit A

List of “Assigned Patents”

United States Patent Application # 12/164259 entitled “Data Communications Between Short-Range Enabled Wireless Devices Over Networks and Proximity Marketing to Such Devices”